July 31, 2003



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Commissioners:

We have read the statements made by Nobility Homes, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K/A, as part of the Company's Form 8-K/A report dated July 31, 2003. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,




/s/ PricewaterhouseCoopers LLP